EX. 99.28(h)(9)(ii)

Amendment to Amended and Restated
Contract Owner Information Agreement

This Amendment to the Amended and Restated Contract Owner Information Agreement dated April 1, 2016 (the “Agreement”), is by and among JNL Series Trust, JNL Variable Fund LLC, JNL Investors Series Trust, Jackson Variable Series Trust, and JNL Strategic Income Fund LLC (“collectively referred to as the “Funds”), Jackson National Asset Management, LLC (“JNAM”), and Jackson National Life Insurance Company of New York (“Jackson NY”), and the Separate Accounts (the “Accounts”) sponsored Jackson NY, identified on the signature page of this Amendment.
Whereas, the Funds, JNAM, and Jackson NY and the Accounts (the “Parties”) have entered into the Agreement by which the Funds delegate to JNAM and Jackson NY the performance of certain functions related to the monitoring of frequent trading, pursuant to the requirements of Rule 22c‑2 under the 1940 Act, as amended.
Whereas, pursuant to a reorganization of JNL Strategic Income Fund LLC’s only series, the JNL/PPM America Strategic Income Fund into the PPM Strategic Income Fund, a series of PPM Funds, a registered investment company advised by PPM America, Inc., effective on the close of business June 29, 2018, JNL Strategic Income Fund LLC will no longer need to be a party to the Agreement.
Whereas, the Parties have agreed to amend the Agreement to remove JNL Strategic Income Fund LLC as a party, effective close of business June 29, 2018.
Now, Therefore, the Parties hereto agree to amend the Agreement as follows:

1)	JNL Strategic Income Fund LLC is hereby removed as a party to the Agreement, effective close of business June 29, 2018.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective as of close of business June 29, 2018. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Series Trust JNL Variable Fund LLC JNL Investors Series Trust Jackson Variable Series Trust JNL Strategic Income Fund LLC		Jackson National Life Insurance Company of New York (and the JNLNY Separate Accounts I, II and IV)

By:	/s/ Kristen K. Leeman	By:	/s/ Kristen L. Richardson
Name:	Kristen K. Leeman	Name:	Kristan L. Richardson
Title:	Assistant Secretary	Title:	Assistant Vice President
and Assistant Secretary
Jackson National Asset Management, LLC

By:	/s/ Susan S. Rhee
Name:	Susan S. Rhee
Title:	General Counsel